SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 2, 2008

Date of Report

May 25, 2008

(Date of earliest event reported)

Wren, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-122185	87-0672359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1608 West 2225 South, Woods Cross, UT 84043

(Address of principal executive offices, including zip code)

(801) 295-3400

(Registrant’s telephone number, including area code)

P.O. Box 5005, PMB 42, Rancho Santa Fe, California, 92067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 2, 2008, Daniel D. Drummond, acting as our sole officer and director, through a Unanimous Written Consent of Directors, increased the number of members of our Board of Directors to two (2). This action created a vacancy on our Board of Directors that Mr. Drummond appointed Justin Pentelute as a member of our Board of Directors. Also on July 2, 2008, our Board of Directors appointed Justin Pentelute as our President and Daniel D. Drummond as our Secretary and Treasurer.

Justin Pentelute, President and Director. Mr. Pentelute is a consultant for Tryant, LLC, a firm specializing in mergers and acquisitions, a position that he has held since September 2007. From 2006 to 2007, Mr. Pentelute was a real estate agent for Montana Properties in Eureka, Montana. From 2005 to 2006 Mr. Pentelute was a Sales Professional for Desert BMW of Henderson, Nevada. From 2002 to 2005, Mr. Pentelute was a Sales Professional for RC Willey of Henderson, Nevada. From 2001 to 2002, Mr. Pentelute was the Manager for Logs 4 Life in Grand Junction, Colorado.

Daniel D. Drummond, Sole Officer and Director. Mr. Drummond graduated with a Bachelor of Science degree from the United States Military Academy at West Point in 1975. Following a military career with the U.S. Army, Mr. Drummond held positions with various companies in marketing, consulting and operations. From April 2003 until December 2003, Mr. Drummond was Vice President of Systems Development for two start-up companies, PoweRX Pharmacy, a pain-management pharmacy, and PoweRx Technologies, a company specializing in the development of handheld prescription-writing applications and systems. Since February 2004, Mr. Drummond has been a member of Tryant, LLC., a firm specializing in mergers and acquisitions. Mr. Drummond is the president and sole director of Prestige Capital Corporation. Mr. Drummond is the president and director of UAGH, Inc., a development stage company.

SECTION 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On May 25, 2008 we purchased 1,030 “hanging chairs” from a manufacturer in China. The total cost of the order was $22,557.00. We are selling these hanging chairs on a wholesale basis to various retail establishments throughout the United States and Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WREN, INC.

Date:  July 2, 2008

By:     /s/ Justin Pentelute

           Justin Pentelute, President

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